INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2007 RESULTS

CRANBURY, New Jersey - (August 3, 2007) - Innophos Holdings, Inc. (NASDAQ:  "IPHS"), a leading specialty phosphates producer in North America, today announced its financial results for the second quarter of 2007.

Second Quarter Results

•    Net sales for the second quarter 2007 were $151.9 million, an increase of $12.6 million, or 9.1%, as compared to $139.3 million for the same period in 2006.

•    Operating income for the second quarter 2007 was $13.3 million, an increase of $1.1 million, or 9.0%, as compared to $12.2 million for the comparable period in 2006.  Included in second quarter 2007 operating income was a charge of $6.3 million to selling, general and administrative expense in connection with the in-sourcing of sales, marketing, R&D and technical support for the company's products to the pharmaceutical excipient and nutritional supplement customers, resulting in the cancellation of the "pharma" sales agency arrangements with Rhodia, Inc. ("Rhodia").

•    Also included in second quarter 2007 operating income results was $2.0 million of unusual expense in cost of goods sold related to the settlement of certain taxes covering the periods 1996 to 2006 on the company's port facilities in Mexico, and $0.5 million of secondary offering preparation costs.  Included in 2006 results were $1.6 million of unusual expenses related to various professional and sponsor fees.

•    Depreciation and amortization, excluding deferred financing amortization expense, for the second quarter 2007 was $11.1 million, a decrease of $0.5 million, as compared to $11.6 million for the second quarter of 2006.  Net interest expense, including deferred financing amortization expense, for the second quarter 2007 was $13.4 million, an increase of $0.5 million compared to $12.9 million for the same period in 2006.  Included in second quarter 2007 net interest expense was a $1.8 million call premium for the redemption of our floating rate senior notes and $1.5 million for related accelerated deferred financing amortization expense.

•    Tax expense for the second quarter 2007 was $5.1 million, an increase of $3.8 million, as compared to $1.3 million for the comparable period in 2006.  Income from Mexico is fully taxable, so increases in our Mexican earnings, like we had in the current quarter, will normally be expected to have corresponding increases in income tax expense.

•    Net loss for the second quarter 2007 was $5.2 million, compared to a net loss of $1.8 million for the same period in 2006 due to the factors noted above.

•    As of June 30, 2007, Innophos had $23.0 million of cash and cash equivalents on hand.  Net debt at the end of the second quarter 2007 was $373.5 million, a decrease of $92.8 million versus $466.3 million at June 30, 2006.  Capital expenditures for the second quarter 2007 were $7.4 million versus $2.7 million in the same quarter of 2006.  This increased spending level was primarily due to the company's Coatzacoalcos cogeneration project, which continues to be on budget and schedule.

•     Innophos had 20.8 million shares issued and outstanding at June 30, 2007.

Segment Results 2Q 2007 versus 2Q 2006

•    U.S. - Net sales increased 5.6% for the quarter versus the same quarter in the prior year due to favorable volume and mix effects upon revenue, as well as higher prices. Operating income decreased by $6.2 million from income of $3.0 million in the second quarter of 2006 to a loss of $3.2 million in the second quarter of 2007. Included in the company's second quarter 2007 results in the U.S. were $6.8 million of unusual expenses related to the "pharma" agency cancellation and secondary offering preparation costs. 2006 results included $1.4 million of unusual expenses related to professional and sponsor fees.

•    Mexico - Net sales increased 16.4% for the quarter versus the same quarter in the prior year due to higher prices, as well as favorable volume and mix effects upon revenue. Operating income increased by $6.2 million year over year, from $9.0 million in the second quarter of 2006 to $15.2 million in the second quarter of 2007. This improvement was primarily due to increased selling prices. Included in second quarter 2007 operating income was a charge of $2.0 million due to a tax settlement related to the company's port facilities. 2006 results included $0.2 million of unusual expense related to professional fees.

•    Canada - Net sales decreased 3.6% for the quarter versus the same quarter in the prior year due to lower prices, as well as decreased volume and mix effects upon revenue. As a result of lower plant fixed costs, including lower depreciation and amortization expense, operating income increased $1.1 million from $0.2 million in the second quarter of 2006 to $1.3 million in Q2 2007.

"We are pleased to report a very strong second quarter highlighted by significantly improved performance in our U.S. and Canadian businesses resulting from focused actions we have taken. Our Mexican business continues to improve quarter over quarter" said Randy Gress, Chief Executive Officer of Innophos. "We are successfully delivering on the commitments we made at the time of our IPO, and we believe we are well positioned in the marketplace and making the right investments to further improve our financial performance."

Pharma Agency Agreement Termination

Effective June 30, 2007, Innophos completed the in-sourcing of sales, marketing, R&D and technical support for its calcium phosphate products to the pharmaceutical excipient and nutritional supplement markets, which resulted in the early cancellation of the company's 2004 "pharma" global sales agency agreement with Rhodia, and the acquisition of related business assets by Innophos. Under the 2004 agreement, which had a term of 10 years, Rhodia and its affiliates provided such services for Innophos' calcium phosphate pharmaceutical excipients and nutritional supplement products. In 2006, the commissions paid by Innophos to Rhodia under this agreement totaled $3.7 million.

The early cancellation, mutually agreed upon by the parties, will result in Innophos directly marketing those products through its own sales organization, and assuming all product development and technical service activities. Rhodia agreed to five year global non-competition and non-solicitation covenants with respect to the products and applications involved, and sold associated contracts, R&D equipment, patents, trade names, and intellectual property rights to Innophos.

"This is a key strategic move for our pharmaceutical and nutritional supplements business," said Gress. "Clearly the assumption of commercial responsibilities from Rhodia will strengthen Innophos' ability to grow our excipients business by leveraging our direct sales and technical support organization to address customer needs. In addition, this transaction will immediately improve the cost structure of this critical business."

The overall transaction resulted in cash payments by Innophos to Rhodia of $9.0 million, subject to certain minor post-closing adjustments, which will occur during a transition period. Innophos recorded an expense of $6.3 million in the second quarter 2007 which was attributable to the contract cancellation cost. Innophos estimates that the assumption of services formerly provided by Rhodia and its affiliates will increase the company's selling, general and administrative and R&D spending by approximately $1.5 million per year.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts)
	Three months ended	Three months ended
	June 30,	June 30,
	2007	2006
Net Sales	$151,912	$139,281
Cost of goods sold	119,969	115,778
Gross profit	31,943	23,503
Operating expenses:
Selling, general and administrative	18,084	10,785
Research & development expenses	544	484
Total operating expenses	18,628	11,269
Operating income	13,315	12,234
Interest expense, net	13,437	12,861
Foreign exchange losses (gains)	109	(151)
Other (income) expense, net	(156)	96
Loss before income taxes	(75)	(572)
Provision for income taxes	5,093	1,266
Net loss	$(5,168)	$(1,838)
Dividends paid per share of common stock	$0.17
Dividends declared per share of common stock	$0.17

Segment Reporting

The company reports its operations in three segments-United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	June 30,	June 30,
	2007	2006	Net Sales % Change
Segment Net Sales
United States.........	$84,051	$79,625	5.6%
Mexico.............	60,374	51,888	16.4%
Canada.............	7,487	7,768	(3.6%)

Total..............	$151,912	$139,281	9.1%

Segment Operating Income
United States.........	$(3,188)	$3,044
Mexico.............	15,194	9,033
Canada.............	1,309	157

Total..............	$13,315	$12,234

Segment Operating Income % of net sales
United States.........	(3.8%)	3.8%
Mexico.............	25.2%	17.4%
Canada.............	17.5%	2.0%

Price / Volume

The following table illustrates for the three months ended June 30, 2007 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States................	1.1%	4.5%	5.6%
Mexico...................	12.6%	3.8%	16.4%
Canada....................	(2.7%)	(0.9%)	(3.6%)

The following table illustrates for the three months ended June 30, 2007 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Purified Phosphoric Acid.........	(0.8%)	(1.6%)	(2.4%)
Specialty Salts and Specialty Acids.......	2.0%	7.6%	9.6%
STPP & Other Products..........	16.9%	2.5%	19.4%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Six months ended	Six months ended
	June 30,	June 30,
	2007	2006
Cash flows from operating activities
Net loss	$(7,236)	$(3,128)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	22,749	22,772
Amortization of deferred financing charges	3,072	2,199
Deferred income tax benefit	(1,504)	(1,740)
Deferred profit sharing	191	(350)
Stock-based compensation-Restricted stock	463	-
Non-cash interest for floating rate senior notes	-	8,585
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(5,257)	264
(Increase)/decrease in inventories	(5,130)	521
(Increase)/decrease in other current assets	(1,744)	3,639
Increase/(decrease) in accounts payable	7,021	(6,660)
Increase/(decrease) in other current liabilities	2,550	(12,472)
Changes in other long-term assets and liabilities	289	3,757
Net cash (used in) provided from operating activities	15,464	17,387
Cash flows from investing activities:
Capital expenditures	(12,052)	(5,439)
Purchase of pharma assets from Rhodia	(2,120)	-
Net cash used for investing activities	(14,172)	(5,439)
Cash flows from financing activities:
Proceeds from exercise of stock options	878	-
Principal repayments of term-loan	(8,500)	(19,000)
Proceeds from issuance of senior unsecured notes	66,000	-
Principal repayment of floating rate senior notes	(60,800)	-
Deferred financing costs	(1,815)	-
Dividends paid	(5,808)	-
Net cash used for financing activities	(10,045)	(19,000)
Net change in cash	(8,753)	(7,052)
Cash and cash equivalents at beginning of period	31,760	61,402
Cash and cash equivalents at end of period	$23,007	$54,350

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$23,007	$31,760
Accounts receivable - trade	61,573	56,316
Inventories	75,699	70,569
Other current assets	15,396	13,652
Total current assets	175,675	172,297
Property, plant and equipment, net	267,085	277,222
Goodwill	47,268	47,268
Intangibles and other assets, net	67,106	68,533
Total assets	$557,134	$565,320
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$1,446	$1,524
Accounts payable:
Trade and other	37,900	30,879
Other current liabilities	42,750	40,200
Total current liabilities	82,096	72,603
Long-term debt	395,054	398,276
Other long-term liabilities	30,481	33,729
Total liabilities	507,631	504,608
Total stockholders' equity	49,503	60,712
Total liabilities and stockholders' equity	$557,134	$565,320

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP.  They have been presented here to exclude the impact of certain unusual expense items on Innophos' results.  The Company believes these measures are reflective of how management views Innophos' operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt, including accrued interest on floating rate notes, less cash and cash equivalents.

Conference Call Details

Innophos Holdings will hold a live conference call to discuss second quarter 2007 financial results on Monday, August 6, 2007 at 10:00 a.m. EDT.  To participate, please dial in to the conference call at (866) 600-0797, access code 10444106. The conference call topic is Innophos Holdings 2nd Quarter Earnings Call.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Release Not an Offering of Securities

This release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Innophos, nor shall there be any sale of securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

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About Innophos, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

SOURCE Innophos Holdings, Inc.

Investor Relations: (609) 366-1299
investor.relations@innophos.com

Public Relations: Alex Stanton - Stanton Crenshaw Communications, (212) 780-1900

alex@stantoncrenshaw.com